Exhibit 10.1

October 31, 2014

WLES, L.P.
2233 Wolf Front Rd.
Van Alsyne TX 75495
Attn: Trent Voigt

Re:	JetPay Merchant Services, LLC, JetPay, LLC, and JetPay ISO Services, LLC v. Merrick Bank Corporation, United States District Court, District of Utah, Central Division, No. 2:12-cv-197, and all other related cases thereto (the “Direct Air Litigation”

Dear Mr. Voigt,

This letter agreement (the “Letter Agreement”) is being entered into as of September 30, 2014 by and between WLES, L.P., a Texas limited partnership (the “Seller”), JetPay, LLC, a Texas limited liability company, and JetPay Corporation, a Delaware corporation (“JetPay”, and together with the Seller and JetPay, LLC, the “Parties”), in order to memorialize the intent of the Parties with respect to the allocation of proceeds received from any entity that is not a party to this Agreement, if any, by any of the Parties, whether through a court-ordered award, judgment, settlement or otherwise, in connection with the Direct Air Matter (the “Proceeds”).

1.             Definitions.

(a)                “Chargeback Losses” shall mean with respect to JetPay, JetPay, LLC and Seller, as applicable, all chargeback losses incurred in connection with the Direct Air Matter.

(b)               “Direct Air Matter” shall mean any matter related to the bankruptcy of Southern Sky Air & Tours LLC d/b/a Direct Air (“Direct Air”), including, but not limited to the Direct Air Litigation.

(c)                “Dollar for Dollar Basis” shall mean that for each dollar paid to one Party, a dollar shall be paid to the other Party. For example, if $2.00 is received, each Party will receive $1.00.

(d)               “JetPay Accrual Period” shall mean the period beginning on December 28, 2012.

(e)                “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 6, 2012, by and among Universal Business Payment Solutions Acquisition Corporation, JP Merger Sub, LLC, JetPay, LLC, WLES, L.P., and Trent Voigt, as amended.

(f)                “Out-of-Pocket Expenses” shall mean with respect to JetPay, JetPay, LLC and the Seller, as applicable, all legal fees, chargeback fees, and other reasonable and documented out-of-pocket expenses incurred in connection with the Direct Air Matter.

(g)               “Seller Accrual Period” shall mean the period prior to (but not including) December 28, 2012.

2.             Distributions of Proceeds.

(a)                Subject to Section 2(b) below and notwithstanding any provisions of the Merger Agreement to the contrary, any Proceeds received by any Party in connection with a final determination of the Direct Air Matter, whether pursuant to the Direct Air Litigation or otherwise, shall be distributed to JetPay, LLC and the Seller in the following order of priority:

(i)                 First, to each of JetPay, LLC and the Seller on a Dollar-for-Dollar Basis until the earlier of (i) JetPay, LLC has received an amount equal to the Out-of-Pocket Expenses of JetPay, LLC and JetPay incurred during the JetPay Accrual Period or (ii) the Seller has received an amount equal to (x) $1,002,405, plus (y) the Out-of-Pocket Expenses of Seller incurred during the JetPay Accrual Period and thereafter, all of such proceeds to either JetPay, LLC or Seller, as appropriate, until such Party has receive all Out-of-Pocket Expenses to which it is entitled to person under this Section 2(a)(i). For the avoidance of doubt, to the extent either Party has received distributions in an amount equal to its Out-of-Pocket Expenses during the relevant accrual period, such Party shall not receive any other distributions under this Agreement until the other Party has received an amount equal to its Out-of-Pocket Expenses during the relevant accrual period. The Parties hereby agree that the Out-of-Pocket Expenses of the Seller and JetPay, LLC incurred during the Seller Accrual Period are equal to $1,002,405.

(ii)               Second, to Seller, to pay all accrued but unpaid interest as of the date of payment on the Seller notes dated December 28, 2012 and June 7, 2013.

(iii)             Third, to each of JetPay, LLC and the Seller on a Dollar-for-Dollar Basis until each has received an amount equal to $34,724 and thereafter, to the Seller until the Seller has received an amount equal to $1,158,599.

(iv)             Thereafter, to JetPay, LLC and the Seller on a Dollar-for-Dollar Basis.

(b)               Any portion of the Proceeds that are expressly attributable to losses of revenue from customers of JetPay or JetPay, LLC (other than Direct Air) arising out of or related to the Direct Air Matter, including as a result of any actions taken or refused to be taken by Merrick Bank Corporation, shall be distributed solely to JetPay, LLC prior to any distributions made pursuant to Section 2(a) above.

3.             Early Payments; Right of Set-off. In the event that Proceeds are received by any Party in advance of a final determination of the Direct Air Litigation, the Party holding such Proceeds shall: (i) if JetPay, in its sole discretion, determines that such proceeds shall not be distributed until a final determination is made, hold such Proceeds in a separate account in trust for the benefit of the Parties; or (ii) if JetPay, in its sole discretion, determines that such Proceeds shall be distributed in advance of a final determination, distribute such Proceeds to the Parties in accordance with the terms of this Letter Agreement. JetPay shall be entitled to set-off any amounts to which the Seller may be entitled for any reason against any amounts previously distributed to the Seller pursuant to subsection (ii) above.

4.             Entire Agreement. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (i.e. the allocation of Proceeds received in connection with the Direct Air Matter). Other than as provided herein, the Seller shall have no right to receive any Proceeds in connection with the Direct Air Matter.

5.             Counterparts. This Letter Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same agreement.

6.             Titles and Headings. The titles, captions and headings in this Letter Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Letter Agreement or otherwise affect the meaning or interpretation of this Letter Agreement.

7.             Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regarding to principles of conflicts of law.

[Signature page follows]

If the foregoing meets with your agreement, please countersign this Letter Agreement below.

Sincerely,

JETPAY CORPORATION (on behalf of itself and JetPay, LLC)

		Name:	Peter B. Davidson
		By:	/s/ Peter B. Davidson
		Title:	Vice Chairman

AGREED AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

WLES, L.P.

By:	/s/ Trent Voigt
Name:	Trent Voigt
Title:	Managing Partner